UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

GENERAL FORM FOR REGISTRATION OF SECURITIES
Under Section 12(b) or (g) of the Securities Exchange Act of 1934

Sierra Resource Group, Inc.
(Exact Name of Small Business Issuer in its Charter)

Date of earliest event reported:
August 23, 2011

Nevada	000-25301	88-0413922
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

9550 S. Eastern Avenue, Suite 253, Las Vegas, Nevada 89123
 (Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (702) 462-7285

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2011, Patrick Champney the Chief Executive Officer, Corporate Secretary and member of Sierra Resource Group Inc. Board of Directors  unexpectedly passed away.

On August 26, 2011, the Board of Directors of Sierra Resource Group Inc. by unanimous written consent appointed J. Rod Martin, as Chief Executive Officer of our Company. Terms of Mr. Martin’s agreement are to be determined.

Mr. Martin, age 49, is the Founder and current Managing Partner of Blackpool Partners, LLC.  Prior to joining our Company, Mr. Martin was President and Director of Brampton Crest International, Inc. from 2005-2006. From 2001 through 2002, Mr. Martin acted as an independent consultant and, in 2003, was a founding member of Brampton Crest International, LLC.  From 1999-2001 Mr. Martin served as Chairman of  the  Board  of  Directors  of  GSociety, Inc.,  a  niche  market media/ entertainment  company.  Mr. Martin has worked as an independent investment banker and acted as a consultant to public and private companies for over 20 years also acting in a managerial and Senior VP Position of a national brokerage firm from 1987 to 1990.  Mr. Martin began his working career as Director of Marketing and Sales for Martin Machinery Company,  a family-based  industrial machine tool sales and distribution company. Mr. Martin has a B.S. in Marketing and Finance from the University of Arkansas.

On August 26, 2011, the Board of Directors of Sierra Resource Group Inc. by unanimous written consent appointed Timothy Benjamin, its current Chairman of the Board, as Corporate Secretary of the Company.

The Company has elected not to appoint another board member at this time.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIERRA RESOURCE GROUP, INC.

Date: August 29, 2011	By:	/s/ J. Rod Martin
J. Rod Martin
Chief Executive Officer